NOTICE TO SHAREHOLDERS

Annual Meeting Results

An annual meeting of the Funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds shareholders, voting as a single class,
elected the following directors:
   			  Shares     Shares Withholding
			 Voted For    Authority to Vote
Benjamin R. Field III*..8,551,271         379,506
Mickey P. Foret* .......8,550,990         379,787
Roger A. Gibson*........8,551,112         379,666
*Class I-term expires at 2007 annual meeting of shareholders.

2. The Funds shareholders, voting as a single class,
ratified the selection by the Funds board of directors
of Ernst & Young LLP as the independent registered
public accounting firm for the Fund for the fiscal year
ending October 31, 2004. The following votes were
cast regarding this matter:
   Shares      Shares
 Voted For  Voted Against   Abstentions
 8,844,006    33,667          53,104